Exhibit 99.4

                  INTERSTAR SECURITIES (AUSTRALIA) PTY LIMITED
                  SERVICER OFFICER'S CERTIFICATE OF COMPLIANCE


The undersigned, a duly authorized representative of Interstar Securities (Australia) Pty Limited, (the "Servicer"), pursuant to the agreement between Perpetual Trustees Victoria Limited, Interstar Securities (Australia) Pty Limited, dated as of December 3, 1999 (the "Agreement"), does hereby certify that:

1. Capitalized terms used but not defined in this Officer's Certificate have their respective meanings set forth in the Agreement, unless the context requires otherwise or unless otherwise defined in the Officer's Certificate.

2. As of the date hereof, Interstar Securities (Australia) Pty Limited is the Servicer of Interstar Millennium Series 2003-1G.

3.   This officer's certificate is delivered pursuant to the Agreement.

4. A review of the activities of the Servicer during the period July 1, 2003 to December 31, 2003 and of its performance under the pooling and servicing agreement or similar agreements was made under my supervision.

5. Based on such review, to my knowledge, the Servicer has fulfilled its obligations under the pooling and servicing agreement or similar agreements relating to the Trust (including the Master Trust Deed dated December 2, 1999 and the Investment Management Agreement dated December 3, 1999), throughout such calendar year and, except as set forth in paragraph 6 below.

6. The following is a description of any exceptions to paragraph 5 above: No significant deficiencies were detected.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Servicer, has duly executed this Officer's Certificate this 13th day of October, 2004.

INTERSTAR SECURITIES (AUSTRALIA) PTY LIMITED, as servicer



  /S/ SAM KYRIACOU
---------------------------------
Name:    Sam Kyriacou
Title:   Chief Executive Officer